Exhibit 99.1

Joint Filing Agreement

Pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby (i) agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including any amendments thereto), with respect to ordinary shares, par value US$0.0001 per share, of Sky Solar Holdings, Ltd., a Cayman Islands company and (ii) agree that this joint filing agreement may be included as an exhibit to such joint filing. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such joint filing and for the completeness and accuracy of the information concerning it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others. This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

The execution and filing of this agreement shall not be construed as an admission that the below-named parties are a group or have acted as a group.

[Remainder of this page is intentionally left blank]

Dated: June 4, 2020
Jolmo Solar Capital Ltd.

	By:	/s/ Xiaoguang Duan
	Name:	Xiaoguang Duan
	Title:	Director

CES Holding Ltd.

	By:	/s/ Xiaoguang Duan
	Name:	Xiaoguang Duan
	Title:	Director

Xiaoguang Duan

/s/ Xiaoguang Duan

Jiale Dai

/s/ Jiale Dai

Jing Kang

/s/ Jing Kang